UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2015 (April 8, 2015)

Commission File Number: 000-49672

VIDABLE, INC.

(Exact name of registrant as specified in its charter)

311 West Third Street, Carson City, NV 89703

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $0.0001 par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

ITEM 1.01 - Entry into a Material Definitive Agreement.

On or about April 8, 2015, Vidable, Inc. (the “Company”) entered into a Reorganization Agreement (the “Agreement”) with New Vibe, Inc., a Nevada corporation (“New Vibe”) for the exchange of all of the issued and outstanding securities of New Vibe (the “New Vibe Shares”). The New Vibe Shares shall be exchanged for 12,000,000 fully paid non-assessable shares of the Company or 70% of the issued and outstanding shares of the Company.

The closing of the Agreement is conditioned upon certain, limited customary representations and warranties as well as conditions to close such as the total issued and outstanding shares of the Company being limited to 20,065,000 shares of common stock post-closing.  Following the closing of the Agreement we intend to continue the Company’s and New Vibe’s historical businesses and proposed businesses. Our historical business and operations will continue independently through a newly formed wholly owned subsidiary.

Both our CUSIP number and our trading symbol for our common stock which trades on the OTCPK Tier of the OTC Markets, Inc. will change as a result of the name change contemplated by the Agreement.   We are in the process of submitting the notification and certain other information to the Financial Information Regulatory Association, Inc. (“FINRA”) to process the name change and symbol change.  The name change and a new CUSIP number will be announced upon effectiveness as announced by FINRA.   At such time as we are assigned a new trading symbol, we will make a subsequent announcement.

There will be no mandatory exchange of stock certificates.  Following the name change the share certificates which reflect our prior name will continue to be valid.  Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent, Action Stock Transfer, Inc., telephone 801-274-1088.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	The Reorganization Agreement dated as of April 8, 2015 by and between New Vibe, Inc. and Vidable, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 12, 2015	By:	/s/ Mike Cribbin
	Name:	Mike Cribbin
	Title:	Chief Executive Officer

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